AMENDMENT TO PARTICIPATION AGREEMENT
                         DATED AS OF SEPTEMBER 3, 1993
                (as amended and supplemented from time to time)

                                    BETWEEN

                     SCUDDER VARIABLE LIFE INVESTMENT FUND

                                      AND

                    CHARTER NATIONAL LIFE INSURANCE COMPANY


The parties hereto agree that the Participation Agreement is amended as described below. Except as amended, the Agreement shall remain in effect in accordance with its terms.

The following provision is added as the fourth sub-paragraph of Paragraph 4 of the Participation Agreement:

     "The Fund shall furnish, on or before the ex-dividend date, notice as soon as reasonably practicable to the Company of any income dividends or capital gains distributions payable on a Portfolio's shares. The Company hereby elects to receive all such dividends and distributions as are payable on the Portfolio's shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and thereafter to receive all such dividends and distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions."

The following provision is added as the last sentence of the third subparagraph of Paragraph 4 of the Participation Agreement:

     Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to the Company. An error in the calculation of net asset value by the Fund shall be corrected in accordance with the procedures for correcting net asset value errors as are adopted by the Fund's Board of Trustees and in effect at the time of error.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of December 1, 2000.




COMPANY                                 Charter national Life Insurance Company

                                        By:/s/ Michael Velotta
                                        -----------------------
                                        Michael Velotta
                                        Title: VP, Secretary and General Counsel



FUND                                    Scudder Variable Life Investment Fund

                                        By: /s/ Linda C. Coughlin
                                        -------------------------
                                        Linda C. Coughlin
                                        Title: President